STATE OF DELAWARE

CERTIFICATE OF TRUST

OF

SHARESPOST 100 FUND

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

FIRST:            The name of the trust is SharesPost 100 Fund (the “Statutory Trust”).

SECOND:       The address of the Company’s registered office in the State of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, Delaware 19901. The name of the Company’s registered agent for service of process at such address is National Corporate Research, Ltd.

THIRD:           The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned hereby affirm under the penalties of perjury, that the facts stated herein are true, this 20th day of March, 2013. This Certificate of Trust may be executed in counterparts, all of which when taken together shall constitute a single original Certificate of Trust.

SHARESPOST 100 FUND
BOARD OF TRUSTEES

/s/ Frank W. Haydu III
Frank W. Haydu III

/s/ Mark Radcliffe
Mark Radcliffe

/s/ Robert J. Boulware
Robert J. Boulware

/s/ SvenWeber
Sven Weber